Exhibit 10.1

INSTRUMENT OF TERMINATION

OF THE

DEVELOPERS DIVERSIFIED REALTY CORPORATION

DIRECTORS’ DEFERRED COMPENSATION PLAN

SITE Centers Corp. (the “Company”) sponsors the Developers Diversified Realty Corporation Directors’ Deferred Compensation Plan, as amended and restated on November 8, 2000 (the “Plan”).  Pursuant to Section 8 of the Plan, the Board of Directors of the Company (the “Board”) has the authority to terminate the Plan at any time.  Thus, pursuant to Section 8 of the Plan and the resolutions adopted by the Board on May 9, 2019, the Company terminates the Plan effective as of August 1, 2020 (the “Termination Date”), and all amounts owed under the Plan as of the Termination Date will be paid to applicable participants under the Plan within 90 days of the Termination Date.

EXECUTED, as an authorized officer of the Company, this 13th day of June, 2019.

/s/ Aaron M. Kitlowski
Aaron M. Kitlowski
Executive Vice President